Exhibit 3.1

Restated Articles of Incorporation
of Cullen/Frost Bankers, Inc.

   Pursuant to the provisions of Article 4.07 of the Texas Business Corporation Act, as amended (the "TBCA"), Cullen/Frost Bankers, Inc., a Texas corporation (the "Corporation"), hereby adopts the following Amended and Restated Articles of Incorporation of Cullen/Frost Bankers, Inc. (the "Amended and Restated Articles").

   These Amended and Restated Articles amend Article Four of the Articles of Incorporation of the Corporation to increase the aggregate number of shares of Common Stock the Corporation has the authority to issue to 210,000,000 by deleting the reference to 90,000,000 shares of Common Stock and inserting in its place a reference to 210,000,000 shares of Common Stock. This amendment was adopted by the shareholders on April 27, 2006. These Amended and Restated Articles have been approved in the manner required by the TBCA and by the constituent documents of the Corporation.

   The Articles of Incorporation of the Corporation and all amendments and supplements thereto as in effect to date are hereby superseded by the following Amended and Restated Articles, which accurately copy the Articles of Incorporation of the Corporation that are in effect to date, as further amended by these Amended and Restated Articles as hereinafter set forth, and which contain no other change in any provision thereof.

ARTICLE ONE: The name of the corporation is Cullen/Frost Bankers, Inc.

ARTICLE TWO: The period of its duration is perpetual.

ARTICLE THREE: The purpose for which the corporation is organized is the transaction of any or all lawful business.

ARTICLE FOUR: The aggregate number of shares the corporation shall have authority to issue and the par value per share are as follows:

Number	Par Value
Class	of Shares	Per Share

Common	210,000,000	$0.01
Preferred	10,000,000	$0.01

The corporation may purchase, directly or indirectly, its own shares to the extent of the aggregate of its unrestricted capital surplus and unrestricted reduction surplus available therefor.

   PREFERRED SHARES: Authority is expressly vested in the Board of Directors to divide the preferred shares into series and, within the following limitations, to fix and determine the relative rights and preferences of the shares of any series so established and to provide for the issuance thereof. Each series shall be so designated as to distinguish the shares thereof from the shares of all other series and classes. All shares of preferred stock shall be identical except as to the following relative rights and preferences, as to which there may be variations between different series:

1.	The rate of dividend.
2.	The price at and the terms and conditions on which shares may be redeemed.
3.	The amount payable upon shares in event of involuntary liquidation.
4.	The amount payable upon shares in event of voluntary liquidation.
5.	Sinking fund provisions for the redemption or purchase of shares.
6.	The terms and conditions on which shares may be converted, if the shares of any series are issued with privilege of conversion.
7.	Voting rights.

Such series may have such other variations as may be permitted now or in the future under the laws of the State of Texas.

   Prior to the issuance of any shares of a series of preferred stock, the Board of Directors shall establish such series by adopting a resolution setting forth the designation and number of shares of the series and the relative rights and preferences thereof, to the extent that variations are permitted by the provisions hereof.

   COMMON SHARES: The holder of the common shares shall, to the exclusion of the holders of any class of stock of the corporation, have the sole and full power to vote for the election of directors and for all other purposes without limitation except (i) as otherwise provided in the statement of serial designation for a particular series of preferred shares, and (ii) as otherwise expressly provided by the then existing statutes of the State of Texas. The holders of common shares shall have one vote for each share of common stock held by them.

   Subject to the provisions of the statement of serial designation for series of preferred shares, the holders of shares of common stock shall be entitled to receive dividends, if, when and as declared by the Board of Directors out of funds legally available therefor and to the net assets remaining after payment of all liabilities upon voluntary or involuntary liquidation of the corporation.

   ARTICLE FIVE: The corporation has heretofore complied with the requirements of law as to the initial minimum capital without which it could not commence business under the Texas Business Corporation Act.

ARTICLE SIX: The street address of the corporation's registered office is 100 W. Houston Street, San Antonio, Texas, 78205, and the name of its registered agent at such address is Stan McCormick.

   ARTICLE SEVEN: The number of directors constituting the Board of Directors is thirteen and the names and addresses of the persons who are serving as Directors until the next annual meeting of shareholders or until their successors are elected and qualified are:

Name	Address

Alexander, R. Denny	4200 South Hulen, Suite 617
Fort Worth, Texas 76109

Alvarez, Carlos	14800 San Pedro Avenue
San Antonio, Texas 78232

Caldwell, Royce S.	797 Grandview Place
San Antonio, Texas 78209

Edwards, Crawford H.	4200 South Hulen, Suite 614
Fort Worth, Texas 76109

Escobedo, Ruben M.	100 West Olmos Drive, Suite 104
San Antonio, Texas 78212

Evans Jr., Richard W.	100 West Houston Street
San Antonio, Texas 78205

Frost, Patrick B.	100 West Houston Street
San Antonio, Texas 78205

Frost, T. C.	100 West Houston Street
San Antonio, Texas 78205

Jennings, Karen E.	175 East Houston Street, Room 1304
San Antonio, Texas 78205

Kleberg III, Richard M.	1250 N. E. Loop 410
San Antonio, Texas 78209

McClane, Robert S.	100 West Houston Street, Suite 1616
San Antonio, Texas 78205

Steen, Ida Clement	601 Garraty
San Antonio, Texas 78209

Wilkins Jr., Horace	16505 La Cantera Parkway, No. 735
San Antonio, Texas 78256

ARTICLE EIGHT: The names and address of the incorporators are: (omitted)

   ARTICLE NINE: At each election of the Board of Directors of the corporation, each shareholder of the corporation entitled to vote at such election shall have the right to vote, in person or by proxy, the number of shares owned by him for as many persons as there are Directors to be elected and for whose election he has a right to vote. It is expressly prohibited for any shareholder to cumulate his votes in any election of Directors or for any other purpose.

   ARTICLE TEN: No shareholder of the corporation shall be entitled as a matter of right, preemptive or otherwise, to subscribe for or purchase any part of any shares which the corporation shall have authority to issue, or shares thereof held in the Treasury of the corporation, or securities convertible into shares, whether issued for cash or other consideration, or by way of dividend or otherwise.

   ARTICLE ELEVEN: To the fullest extent not prohibited by law, a director of this corporation shall not be liable to the corporation or its shareholders for monetary damages for an act or omission in the director's capacity as a director, except that this article does not eliminate or limit the liability of a director for: (1) a breach of a director's duty of loyalty to the corporation or its shareholders; (2) an act or omission not in good faith or that involves intentional misconduct or a knowing violation of the law; (3) a transaction from which a director received an improper benefit, whether or not the benefit resulted from an action taken within the scope of the director's office; (4) an act or omission for which the liability of a director is expressly provided for by statute; or (5) an act related to an unlawful stock repurchase or payment of a dividend

IN WITNESS WHEREOF, these Amended and Restated Articles of Incorporation have been executed by a duly authorized officer of the Corporation on this 27th day of April, 2006.

Cullen/Frost Bankers, Inc.

By:	/s/ Richard W. Evans, Jr.

Chairman and Chief Executive Officer